UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 15, 2003
Date of Report (Date of earliest event reported)

AUGUST BIOMEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-33389	52-2268239
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

1014 ROBSON STREET, P.O. BOX 73575,
VANCOUVER, BRITISH COLUMBIA, CANADA	V6E 4L9
(Address of principal executive offices)	(Zip Code)

(604) 608-3831
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

None.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On December 15, 2003, August Biomedical Corp. (the “Company”) entered into an Agreement (the “Agreement”) with Zone Exploration, Inc. (“Zone”) and John Fredlund (“Fredlund”) for the acquisition of a 100% working interest (82.5% net revenue interest) in oil and gas leases from Zone and Fredlund in the Horizontal Amsden Play, covering approximately 13,000 acres, in Musselshell and Yellowstone Counties, Montana, USA (the “Leases”). The Leases are subject to royalties totaling 17.5%.
The purchase price is $185,366 payable as follows:

(a)	a non-refundable initial deposit of $20,000 on execution of the Agreement (which sum has been paid); and

(b)	$165,366 sixty days from the execution date, subject to satisfactory due diligence by the Company.

Under the terms of the Agreement, should the Company elect to proceed with the acquisition following completion of due diligence, it will be committed to expend an additional $3,325,000 over the next two years to acquire additional leases, complete seismic surveys and drill wells.

The Company received a shareholder loan of $20,000 to permit it to make the initial deposit. The Company currently does not have the ability to fund any additional obligations under the Agreement should it elect to proceed following completion of due diligence. The Company will seek debt or equity financing to fund ongoing obligations under the Agreement and/or seek to joint venture its interest in the Leases with other parties. There is no assurance that the Company will be able to obtain financing or suitable joint venture partners.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

None.

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

None.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

None.

ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS

None.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired. None.

(b)	Pro forma Financial Information. None.

(c)	Exhibits.

Exhibit	Description

10.1	Agreement for Sale and Purchase dated December 15, 2003 between August Biomedical Corporation, Zone Exploration, Inc. and John Fredlund.

ITEM 8. CHANGE IN FISCAL YEAR

None.

ITEM 9. REGULATION FD DISCLOSURE

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUGUST BIOMEDICAL CORPORATION

Date: December 22, 2003
	By:	/s/ Scott C. Houghton
Scott C. Houghton
Chief Executive Officer